    WORLD MONITOR TRUST II--
    SERIES D
    MONTHLY REPORT/
    MAY 25, 2001

         WORLD MONITOR TRUST II--SERIES D
--------------------------------------------------------------------------------
Dear Interest Holder:

Enclosed is the report for the period from April 28, 2001 to May 25, 2001 for World Monitor Trust II--Series D ('Series D'). The net asset value of an interest as of May 25, 2001 was $76.28, a decrease of 5.04% from the April 27, 2001 value of $80.33. The year-to-date return for Series D was a decrease of 12.81% as of May 25, 2001.

The estimated net asset value per interest as of June 14, 2001 was $76.62. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at (212) 778-1017.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          ------------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from April 28, 2001
  to May 25, 2001
Revenues:
Realized loss on commodity
  transactions.......................   $ (69,186)
Change in unrealized commodity
  positions..........................    (120,628)
Interest income......................       8,724
                                        ---------
                                         (181,090)
                                        ---------
Expenses:
Commissions..........................      19,216
Management fees......................       3,998
Other transaction fees...............       1,027
Other expenses.......................       4,819
                                        ---------
                                           29,060
                                        ---------
Net loss.............................   $(210,150)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
----------------------------------------------------
For the period from April 28, 2001
  to May 25, 2001
                                              Per
                                 Total      Interest
                              -----------   --------
Net asset value at beginning
  of period (54,923.423
  interests)................  $ 4,412,175   $  80.33
Contributions...............       18,500
Net loss....................     (210,150)
Redemptions.................     (391,955)
                              -----------
Net asset value at end of
  period (50,192.385
  interests)................  $ 3,828,570      76.28
                              -----------
                              -----------
                                            --------
Change in net asset
  value per interest.....................   $  (4.05)
                                            --------
                                            --------
Percentage change........................      (5.04)%
                                            --------
                                            --------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series D is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                -------------------------
                             by: Barbara J. Brooks
                            Chief Financial Officer